Exhibit 99.1

CONTACTS
Chris Doll (Investor Relations)
Christopher.Doll@53.com | 513-534-2345
Gary Rhodes (Media Relations)	June 18, 2019
Gary.Rhodes@53.com | 513-534-4225

Fifth Third Bancorp Increases Quarterly Cash Dividend on its Common Stock Approximately 9% to $0.24 per Share

Also declares preferred dividends

Board approves share repurchase authorization of 100 million shares

CINCINNATI – Fifth Third Bancorp today declared cash dividends on its common shares, Series H preferred shares, and Series I preferred shares.

Fifth Third Bancorp (Nasdaq: FITB) today declared a cash dividend on its common shares of $0.24 for the second quarter of 2019. The dividend is payable on July 15, 2019 to shareholders of record as of June 28, 2019.

Fifth Third also declared a cash dividend on its 5.10% Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series H, at the rate of $637.50 per preferred share, which equates to approximately $25.50 for each depositary share. Each depositary share represents a 1/25th ownership interest in a share of Series H Preferred Stock. The Series H dividend is payable on July 1, 2019 to shareholders of record as of June 28, 2019.

Fifth Third also declared a cash dividend on its 6.625% Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series I (Nasdaq: FITBI), at the rate of $414.06 per preferred share, which equates to approximately $0.41406 for each depositary share. Each depositary share represents a 1/1000th ownership interest in a share of Series I Preferred Stock. The Series I dividend is payable on July 1, 2019 to shareholders of record as of June 28, 2019.

Fifth Third also announced that its Board of Directors approved a new share repurchase authorization of up to 100 million shares, which replaces the previous authorization from 2018 under which approximately 22 million shares remain. The new repurchase authorization does not have an expiration date, does not include specific price targets, may be executed through open market purchases or one or more private negotiated transactions, including Rule 10b5-1 programs, and may be suspended at any time.

All future capital distributions are subject to evaluation of Fifth Third’s performance, the state of the economic environment, market conditions, regulatory factors, and other risks and uncertainties and approval by the Board of Directors at any given time.

About Fifth Third

Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio, and the parent company of Fifth Third Bank, an Ohio-chartered bank. As of March 31, 2019, Fifth Third had $168 billion in assets and operated 1,207 full-service banking centers and 2,559 ATMs with Fifth Third branding in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia, Georgia and North Carolina. In total, Fifth Third provides its customers with access to approximately 52,000 fee-free ATMs across the United States. Fifth Third operates four main businesses: Commercial Banking, Branch Banking, Consumer Lending and Wealth & Asset Management. Fifth Third is among the largest money managers in the Midwest and, as of March 31, 2019, had $394 billion in assets under care, of which it managed $44 billion for individuals, corporations and not-for-profit organizations through its Trust and Registered Investment Advisory businesses. Investor information and press releases can be viewed at www.53.com. Fifth Third’s common stock is traded on the Nasdaq® Global Select Market under the symbol “FITB.” Fifth Third Bank was established in 1858. Deposit and Credit products are offered by Fifth Third Bank. Member FDIC.

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